UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ORAMED PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware	98-0376008
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Hi-Tech Park 2/5 Givat Ram PO Box 39098 Jerusalem, Israel	91390
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered Common stock, par value $0.012 per share	each class is to be registered The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. ☐

Securities Act registration statement file number to which this form relates:         N/A      (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

(Title of class)

ITEM 1.  Description of Registrant's Securities to be Registered.

The registrant’s authorized capital stock consists of 16,666,667 shares of common stock, par value $0.012 per share.  Upon liquidation, dissolution or winding up of the registrant, the holders of common stock are entitled to share ratably in all net assets available for distribution to security holders after payment to creditors.  The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights.  Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of security holders.  There are no cumulative voting rights.  The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the registrant’s board of directors may from time to time determine.  Holders of common stock will share equally on a per share basis in any dividend declared by the registrant’s board of directors.  In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

ITEM 2.  Exhibits.

Because no other securities of the registrant are registered on the NASDAQ Capital Market, and the securities being registered by this Registration Statement on Form 8-A are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, no exhibits are required to be filed with this Registration Statement on Form 8-A.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ORAMED PHARMACEUTICALS INC.
Dated: February 7, 2013
	By:	/s/ Nadav Kidron
Nadav Kidron
President and CEO